 GLOBALSTAR ANNOUNCES THIRD QUARTER 2020 RESULTS

Covington, LA, November 6, 2020 -- Globalstar, Inc. (NYSE American: GSAT) today announced its operating and financial results for the quarter ended September 30, 2020.

Dave Kagan, Chief Executive Officer of Globalstar, commented, “We are pleased to be in the home stretch of 2020. This year has obviously not been what we expected, but we have enjoyed a few victories, while also enduring the challenges presented by the pandemic. The lingering impact of the oil and gas industry downturn has temporarily altered the trajectory of our Commercial IoT growth, but we remain focused on this area of our business because we believe it will be a significant driver of future profitability. We strongly believe that over the long-term Globalstar’s largest satellite business opportunities are in providing reliable connectivity around the globe for low bit rate IoT data, as well as emergency messaging and tracking for both consumers and enterprises, so we are continuing to pursue these strategies. Our product lineup and many strategic initiatives target the expansion of our Commercial IoT reseller relationships and device offerings."

Kagan continued, "One ongoing initiative includes a recently executed contract with a global leader in the design and manufacture of remote monitoring and tracking solutions, who has been engaged to upgrade certain gateway equipment to deliver expanded capacity and improved performance. In connection with this partnership, we are also developing new two-way Commercial IoT modems, which we believe will provide immense opportunities in this expanding space. We are developing these modems in close coordination with our VARs and potential end customers so they may address specific market verticals competitively with other solutions. Our previously announced one-way IoT board, the ST100, is also in its product infancy with many ongoing trials. One of our largest opportunities is animal tracking to assure food supply chain integrity. Given its sheer market size, these investments in modems and infrastructure allow us to fulfill this need at a size and price no other satellite providers have been able to touch.

"Another important component of our business plan has been leveraging the immense brand equity in our SPOT family of products. During the third quarter of 2020, we activated a record number of SPOT subscribers, propelled by the addition of Bluetooth to our SPOT X®, as well as our latest GPS messenger product, SPOT Gen4TM, which was launched in August 2020. We believe that this volume was driven by consumers going outdoors and off-the-grid during the pandemic with our devices. While the global carriers have done a good job of covering areas of major population density with cellular services, most of the world’s surface area remains uncovered by terrestrial systems, and that includes substantial portions of North and South America, our largest markets. In the COVID world, people want to be physically away from others, but simultaneously desire to stay connected, which is ingrained in us all."

Kagan added, "Our relationship with Fiat Chrysler and the Jeep brand continues to expand on multiple fronts, with the launch of our Spot Gen 4 Jeep edition, the addition of South America as a licensed territory, and promotional opportunities with other Jeep brand partners. The connected car market is a large and growing opportunity for the Company and we are looking to add additional partners beyond FCA and Jeep. Globalstar’s satellite constellation still has available capacity and we are actively looking for partners across all industries to help drive greater usage.”

Jay Monroe, Executive Chairman of Globalstar, commented, “In regard to our international terrestrial spectrum efforts, our pursuit of a globally harmonized band of commercial spectrum took a major step forward in the recent days. We are very pleased that the hard work of our team has culminated in obtaining terrestrial authorizations across three continents with the successful completion of the licensing processes in Canada, Brazil and Kenya. These countries significantly expand our total terrestrial authority to over 9 billion MHz/Pop and coverage to a total population of approximately 700 million."

Monroe continued, “In regards to our efforts to commercialize our S-band spectrum, the ecosystem and market are progressing well for Band n53. Since the last quarter we have signed a few more revenue producing spectrum deals which we are excited about because they show momentum building, though they remain modest in terms of revenue. While many of these deals take some time to convert to revenue, interest in our spectrum has never been greater, which I partially attribute to the anticipation of a broader Band 53 device ecosystem, which will be available in 2021, and to early CBRS deployments bringing more attention and investment to private wireless networks. We are also actively adding to the companies, partners and advisors helping us on our spectrum efforts. Nokia and Airspan continue to be instrumental to the development of the band and we have been working closely with XCOM Labs.”

Monroe concluded, "I am pleased with the progress we are making every day to position the business as a unique global connectivity provider. We believe that the future of Globalstar is to offer connectivity to customers for critical communications both from space and from the ground. Lastly, a little over a year ago we completed the refinancing of the balance sheet to provide a longer runway to realize Globalstar’s potential. Considering the progress that we are making, if the share price does not rebound to at least the current warrant strike price prior to March 31, Thermo is prepared to support the Company by exercising its warrants even if out-of-the-money.”

FINANCIAL REVIEW

Revenue

Total revenue for the third quarter of 2020 decreased 6% from the third quarter of 2019, after excluding a non-recurring adjustment to Duplex service revenue that was recorded during the third quarter of 2019. The decrease in total revenue was due primarily to a decline in service revenue as revenue generated from subscriber equipment sales was generally flat.

Service revenue decreased over the prior year's quarter resulting primarily from a decline in subscriber-driven revenue streams totaling $4.0 million; this decline was due mostly to lower SPOT and Duplex service revenue. Higher engineering service revenue related to a network feasibility study contributed an additional $2.0 million to service revenue during the quarter.

The decline in Duplex service revenue was due primarily to fewer average subscribers driven by normal churn in the base exceeding gross activations over the last twelve months. Notably, gross activations during the third quarter of 2020 were up nearly 10% from the prior year's quarter following a higher volume of Duplex handset and hotspot sales during 2020. The decline in Duplex service revenue was also impacted by lower ARPU resulting from unfavorable exchange rate movements and the timing of usage-based revenue.

The decline in SPOT service revenue in the third quarter of 2020 was due primarily to fewer subscribers, despite a significant increase in SPOT activations in recent months. The decrease in SPOT subscribers during 2020 is due to elevated churn, both voluntary and involuntary. While the involuntary churn is related to subscriber base cleanup and, therefore, not expected to recur, we are focused on reducing normal subscriber churn through various initiatives. Importantly, gross SPOT subscriber activations were the highest quarterly amount since SPOT service commenced in 2007, and were up 32% from the prior year's quarter and 11% over the last twelve months. A meaningful component of our strategy to increase activations was to reduce service pricing, and thereby expand our addressable market. Also contributing to the decline in SPOT service revenue was a decrease in ARPU, which reflects both a strengthening of the USD, resulting from our foreign currency denominated sales, as well as the impact from lower-priced service plans rolled out during mid-2019. While these new plans will lower ARPU over time, we believe that our change in pricing strategy has stimulated the recent growth in activations, particularly considering the disruption to the retail industry earlier in the year due to COVID-19.

Subscriber equipment sales revenue decreased $0.1 million in the third quarter of 2020 compared to the third quarter of 2019. This decline was due primarily to a decrease in Commercial IoT sales, offset by an increase in SPOT equipment sales. We continue to experience lower demand for our Commercial IoT devices from our customers that operate in the oil and gas industry. While we cannot predict when this industry will recover, we remain focused on expanding our product lineup to address the connectivity needs of our other customers and be in a position to be responsive when our oil and gas sales pipeline is renewed, as well as redirecting our sales efforts to other sectors. Offsetting the decline from Commercial IoT sales was a nearly 40% increase in revenue generated from SPOT hardware sales. This increase in volume of SPOT sales is driven primarily by our SPOT X® device and our refreshed SPOT Satellite GPS Messenger, SPOT Gen4TM, which was launched in August 2020. Duplex equipment sales were also higher during the third quarter of 2020 as previously mentioned.

Operating Loss

Operating loss was $14.6 million during the third quarter of 2020 compared to $16.0 million during the third quarter of 2019 (after excluding the out-of-period adjustment to Duplex service revenue previously discussed). The fluctuation in operating loss was due primarily to lower revenue of $2.0 million offset partially by lower operating expenses of $3.2 million. The decrease in operating expenses resulted primarily from a reduction in marketing, general and administrative (MG&A) expenses, which was due mostly to a $2.1 million write-off of certain financing costs during the third of 2019 related to our refinancing efforts. Also contributing to the decrease in operating expenses were lower cost of services and cost of subscriber equipment sales, offset by higher depreciation and amortization expense. The reduction in cost of services was driven by lower maintenance costs resulting from revisions to contract terms with certain vendors providing gateway and software maintenance. The decrease in the cost of subscriber equipment sales was due to the recognition of $0.9 million in the third quarter of 2019 for accumulated tariffs on nearly all Chinese-manufactured products sold since July 2018 following an unfavorable ruling received from U.S. Customs in October 2019; we continue to incur expense related to tariffs but not at the elevated level from the third quarter of 2019.

Net (Loss) Income

Net (loss) income fluctuated $42.2 million from net income in the third quarter of 2019 to net loss in the third quarter of 2020 (after excluding the out-of-period adjustment to Duplex service revenue previously discussed). This change was due primarily to a $49.0 million decrease in non-cash derivative gains recorded during the respective periods. The conversion of the Thermo loan in February 2020 contributed to the reduction in derivative activity. Lower interest expense and changes in foreign currency exchange rates also impacted net (loss) income during the respective periods.

Adjusted EBITDA

Adjusted EBITDA decreased 3% to $11.5 million during the third quarter of 2020 due primarily to a $2.0 million decrease in total revenue, offset partially by a $1.6 million decrease in operating expenses, after excluding EBITDA adjustments.

Liquidity

Cash and cash equivalents were $19.5 million as of September 30, 2020, up from $7.6 million at year-end. We also have $54.9 million in restricted cash, including $51.2 million in our debt service reserve account, which is restricted to making longer-term principal and interest payments under our Facility Agreement. Our sources of cash also include operating cash flows generated from the business. We expect our uses of cash over the next twelve months to include primarily operating costs, capital expenditures related to network expenditures, and interest payments. Our next scheduled principal payment is due in the second quarter of 2021 and is expected to be funded from the proceeds from the exercise of the warrants issued to our second lien lenders that expire in March 2021, assuming these warrants are in-the-money at the time of expiration. If our stock price remains below the warrant strike price, we have other alternatives to meet this Facility Agreement obligation and are evaluating which alternative is the optimal solution in case of this downside scenario.

About Globalstar, Inc.
Globalstar is a leading provider of customizable Satellite IoT Solutions for customers around the world in industries such as oil and gas, transportation, emergency management, government, maritime and outdoor recreation. A pioneer of mobile satellite voice and data services, Globalstar solutions connect people to their devices and allow businesses to streamline operations providing safety and communication and enabling mobile assets to be monitored remotely via the Globalstar Satellite Network. The Company's Commercial IoT product portfolio includes industry-acclaimed SmartOne asset tracking products, Commercial IoT satellite transmitters and the SPOT® product line for personal safety, messaging and emergency response, all supported on SPOT My Globalstar, a robust cloud-based enhanced mapping solution. Completing the satellite product suite are Duplex satellite data modems, the innovative Sat-Fi2® Satellite Wi-Fi Hotspot, and Sat-Fi2® Remote Antenna Station with all product solutions offering a variety of data service plans. Learn more at Globalstar.com.

Note that all SPOT products described in this press release are the products of SPOT LLC, which is not affiliated in any manner with Spot Image of Toulouse, France or Spot Image Corporation of Chantilly, Virginia.

Investor Contact Information:
Denise Davila
investorrelations@globalstar.com

Safe Harbor Language for Globalstar Releases
This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Forward-looking statements, such as the statements regarding our expectations with respect to the pursuit of terrestrial spectrum authorities globally, future increases in our revenue and profitability, the impact on our business due to unexpected events such as the COVID-19 coronavirus, and other statements contained in this release regarding matters that are not historical facts, involve predictions. Any forward-looking statements made in this press release are believed to be accurate as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Additional information on factors that could influence our financial results is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

GLOBALSTAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2020	2019
Revenue:
Service revenue	$28,385	$34,152
Subscriber equipment sales	4,372	4,462
Total revenue	32,757	38,614
Operating expenses:
Cost of services (exclusive of depreciation, amortization, and accretion shown separately below)	8,580	9,216
Cost of subscriber equipment sales	4,032	4,482
Marketing, general and administrative	10,063	12,895
Depreciation, amortization, and accretion	24,717	24,026
Total operating expenses	47,392	50,619
Loss from operations	(14,635)	(12,005)
Other income (expense):
Interest income and expense, net of amounts capitalized	(11,398)	(14,471)
Derivative gain	1,225	50,156
Foreign currency gain (loss)	266	(2,194)
Other	(346)	(335)
Total other (expense) income	(10,253)	33,156
(Loss) income before income taxes	(24,888)	21,151
Income tax expense	58	40
Net (loss) income	$(24,946)	$21,111

Net (loss) income per common share:
Basic	$(0.01)	$0.01
Diluted	(0.01)	(0.01)
Weighted-average shares outstanding:
Basic	1,670,315	1,451,703
Diluted	1,670,315	1,647,734

GLOBALSTAR, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) TO NON-GAAP ADJUSTED EBITDA
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,
	2020	2019
Net (loss) income	$(24,946)	$21,111

Interest income and expense, net	11,398	14,471
Derivative gain	(1,225)	(50,156)
Income tax expense	58	40
Depreciation, amortization, and accretion	24,717	24,026
EBITDA	10,002	9,492

Non-cash compensation	1,449	1,419
Foreign exchange and other	81	2,482
Debt refinancing third party fees	—	2,403
Change to estimated impact upon adoption of ASC 606		(3,885)
Adjusted EBITDA (1)	$11,532	$11,911

(1)
EBITDA represents earnings before interest, income taxes, depreciation, amortization, accretion and derivative (gains)/losses. Adjusted EBITDA excludes non-cash compensation expense, reduction in the value of assets, foreign exchange (gains)/losses and certain other non-recurring charges as applicable. Management uses Adjusted EBITDA in order to manage the Company's business and to compare its results more closely to the results of its peers. EBITDA and Adjusted EBITDA do not represent and should not be considered as alternatives to GAAP measurements, such as net income/(loss). These terms, as defined by us, may not be comparable to similarly titled measures used by other companies.

The Company uses Adjusted EBITDA as a supplemental measurement of its operating performance. The Company believes it best reflects changes across time in the Company's performance, including the effects of pricing, cost control and other operational decisions. The Company's management uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget. The Company believes that Adjusted EBITDA also is useful to investors because it is frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. As indicated, Adjusted EBITDA does not include interest expense on borrowed money or depreciation expense on our capital assets or the payment of income taxes, which are necessary elements of the Company's operations. Because Adjusted EBITDA does not account for these expenses, its utility as a measure of the Company's operating performance has material limitations. Because of these limitations, the Company's management does not view Adjusted EBITDA in isolation and also uses other measurements, such as revenue and operating profit, to measure operating performance.

GLOBALSTAR, INC.
SCHEDULE OF SELECTED OPERATING METRICS
(In thousands, except subscriber and ARPU data)
(Unaudited)

	Three Months Ended
	September 30,
	2020		2019
	Service	Equipment	Service	Equipment
Revenue
Duplex (2)	$9,956	$510	$12,704	$349
SPOT	11,396	2,602	12,482	1,880
Commercial IoT	4,420	1,256	4,526	2,182
IGO	95	—	139	—
Engineering and other	2,518	4	416	51
Total Revenue	$28,385	$4,372	$30,267	$4,462

Average Subscribers
Duplex	49,533		57,091
SPOT	260,153		280,632
Commercial IoT	414,049		412,180
IGO	26,491		26,378
Other	870		912
Total Average Subscribers	751,096		777,193

ARPU (1)
Duplex (2)	$67.00		$74.17
SPOT	14.60		14.83
Commercial IoT	3.56		3.66
IGO	1.20		1.76

(1)    Average monthly revenue per user (ARPU) measures service revenues per month divided by the average number of subscribers during that month. Average monthly revenue per user as so defined may not be similar to average monthly revenue per unit as defined by other companies in the Company's industry, is not a measurement under GAAP and should be considered in addition to, but not as a substitute for, the information contained in the Company's statement of operations. The Company believes that average monthly revenue per user provides useful information concerning the appeal of its rate plans and service offerings and its performance in attracting and retaining high value customers.

(2)    We recorded an out-of-period adjustment of $3.9 million during the third quarter of 2019 as a result of a change in the estimated impact of the adoption of ASC 606 on January 1, 2018. This adjustment, which increased Duplex service revenue, is excluded from service revenue and ARPU in the table above.